Exhibit 99.1

For Immediate Release:	Contact:	Howard Green
SVP of Corporate Development (914) 921-7729

For further information please visit
www.gabelli.com

GAMCO Investors, Inc. Reports Results for the First Quarter 2021

-	March 31, 2021 AUM of $33.4 billion vs. $27.5 billion a year ago
-	Equity AUM were $31.7 billion at March 31, 2021 vs. $24.5 billion at March 31, 2020
-	First quarter net income was $16.0 million vs. $11.2 million a year ago
-	Fully diluted first quarter earnings were $0.59 per share vs. $0.42 per share a year ago

Greenwich, Connecticut, May 5, 2021 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) today reported its operating results for the quarter ended March 31, 2021.
First Quarter Results

Financial Highlights (Unaudited)
	Three Months Ended
(In thousands, except per share data)	March 31, 2021	March 31, 2020

U.S. GAAP Basis
Revenues	$67,928	$69,567
Operating income	22,454	25,320
Net income	15,950	11,245
Diluted earnings per common share	$0.59	$0.42
Weighted average diluted shares outstanding	26,887	26,770
Shares outstanding	27,392	27,705

Assets Under Management
AUM - end of period (in millions)	$33,409	$27,505
AUM - average (in millions)	33,380	33,589

Giving Back to Society – (Y)our “S” in ESG

Based on the February 28, 2021 record date shareholders who qualified for the most recent shareholder designated charitable contribution (“SDCC”) of $0.25 per share, GAMCO contributed $5.4 million in April 2021 to over 60 501(c)(3) institutions. Each eligible shareholder was able to choose whether a contribution of corporate funds based on their ownership interest was to be made, and, if so, to specify the recipient of that contribution. Since the inception of GAMCO’s SDCC program in 2013, shareholders have designated charitable gifts of close to $37 million to more than 280 charitable organizations.

When combined with our other charitable donations, this boosts our total contributions to approximately $62 million since our initial public offering in February 1999.

This charitable program underscores our giving back to society as part of our commitment to managing socially responsible portfolios since 1987, which has evolved to include integrating ESG (environmental, social, and governance) factors.

Raising awareness of investment strategies

With the spread of the Coronavirus pandemic, investors sought havens in Gold, as well as opportunities in Growth, Global Growth, and Convertibles. The increase in firm-wide AUM in these strategies accelerated, with AUM totaling $2.7 billion at March 31, 2021, up 50% from $1.8 billion a year ago.

Actively managed semi-transparent ETFs

On February 1, 2021, we launched our first actively managed semi-transparent ETF, the Love our Planet & People ETF, which trades on the NYSE under the symbol LOPP. This Fund underscores our belief that an investment focus on the environment is essential to the future of the Planet. In an effort to encourage investment, and to acknowledge our appreciation for our private wealth and mutual fund clients, we are offering a loyalty program under which the first $100 million invested in LOPP will incur no fees or expenses for at least one year.

We launched our second ETF on February 16, 2021, the Gabelli Growth Innovators ETF, which trades on the NYSE under the symbol GGRW. This ETF provides an investment opportunity in businesses both enabling and benefitting from digital acceleration.

Revenues

-	Total revenues for the first quarter of 2021 were $67.9 million compared with $69.6 million in the first quarter of 2020.

-	Investment advisory fees were $61.5 million in the first quarter of 2021 versus $62.3 million in the first quarter of 2020:

-	Gabelli Funds’ revenues were $42.2 million compared to $40.7 million in the first quarter of 2020.

-
Institutional and Private Wealth Management revenues, which are generally billed on portfolio values at the beginning of the quarter, were $17.6 million compared to $20.0 million in the first quarter of 2020.

-	SICAV revenues were $1.7 million for the first quarter of 2021 as compared to $1.6 million in the year ago quarter.

-	Distribution fees from our equity mutual funds and other income were $6.4 million during the first quarter of 2021 and $7.3 million in the prior year quarter.

Operating Income

For the first quarter of 2021, operating income was $22.5 million versus $25.3 million in the first quarter of 2020. The year ago quarter benefitted from a $1.4 million reduction in compensation related to deferred compensation that was tied to the change in the GBL share price.

Non-Operating Income

Mark-to-market investment gains were $0.9 million in the first quarter of 2021 versus losses of $9.7 million in the first quarter of 2020. Interest expense was $0.7 million in the first quarter of 2021 and $0.6 million in the first quarter of 2020.

Income Taxes

GAMCO’s effective tax rate for the quarter ended March 31, 2021 was 29.6% versus 24.9% for the quarter ended March 31, 2020. This increase is due to the non-deductibility of certain expenses as a result of the 2017 Tax Cuts and Jobs Act.

Business Highlights

-
On January 4th, GAMCO International SICAV launched GAMCO Convertible Securities. The fund, managed by our Dinsmore team, which marked the 50th Anniversary of managing the Bancroft Fund in April, leverages the firm’s history of investing in dedicated convertible security portfolios. Multiple share classes are tailored for global institutional investors as well as select non-U.S. retail investors.

-	We launched our first semi-transparent actively managed ETF, the Love our Planet & People ETF (LOPP), on February 1, 2021, and the second one, Gabelli Growth Innovators (GGRW), on February 16th.

-
Our 31st Annual Pump, Valve & Water Systems Symposium took place on February 25th. The meeting featured presentations by senior management of several leading industrial companies with an emphasis on industrial and municipal water use and the role of technology.

-	On March 18th, we hosted our 7th Annual Waste & Environmental Services Symposium via webcast. The timely conference featured presentations by leading companies.

Balance Sheet

GAMCO ended the quarter with cash and investments of $159.3 million and short-term debt of $24.2 million which matures on June 1, 2021.

Return to Shareholders

During the quarter, GAMCO paid a dividend of $0.02 per share for a total of $0.5 million. The Company purchased 97,078 shares for $1.8 million, at an average price of $18.68 per share.

On May 4, 2021, GAMCO’s board of directors declared a regular quarterly dividend of $0.02 per share, which is payable on June 29, 2021 to class A and class B shareholders of record on June 15, 2021.

On May 5, 2021, GAMCO’s board of directors declared a special dividend of $2.00 in principal amount of 2-year interest-bearing subordinated debentures (the “Debentures”) for each share of common stock which is payable on June 15, 2021 to class A and class B shareholders of record on June 1, 2021. The Debentures will bear interest at a rate of 4% per annum in year one and 5% per annum in year two and mature on June 15, 2023. Interest on the Debentures is payable on June 15 and December 15 of each year. The Debentures are puttable at par, in whole or in part, starting on September 15, 2021.

About GAMCO Investors, Inc.

GAMCO is known for its research-driven approach to equity investing. GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,500 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, 16 closed-end funds, 2 ETFs, and a SICAV). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors.

GAMCO offers a wide range of solutions for clients across Value and Growth Equity, ESG, Convertibles, sector-focused strategies including Gold and Utilities, Merger Arbitrage, and Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 launched its mutual fund business.

Table I: Assets Under Management and Fund Flows - 1st Quarter 2021 (in millions)
					Fund
				Market	distributions,
	December 31,	Client	Client	appreciation/	net of	March 31,	March 31,
	2020	Inflows	Outflows	(depreciation)	reinvestments	2021	2020
Equities:
Mutual Funds	$9,541	$296	$(563)	$555	$(4)	$9,825	$7,798
Closed-end Funds	7,773	-	(17)	464	(120)	8,100	6,084
Institutional & PWM (a)	12,371	127	(830)	1,477	-	13,145	10,185
SICAV	474	190	(78)	(4)	-	582	480
Total Equities	30,159	613	(1,488)	2,492	(124)	31,652	24,547

100% U.S. Treasury Fund	2,370	664	(1,309)	-	-	1,725	2,938
Institutional & PWM Fixed Income	32	-	-	-	-	32	20
Total Treasuries & Fixed Income	2,402	664	(1,309)	-	-	1,757	2,958
Total Assets Under Management	$32,561	$1,277	$(2,797)	$2,492	$(124)	$33,409	$27,505

(a) Includes $166, $180, and $263 of 100% U.S. Treasury Fund AUM at December 31, 2020, March 31, 2021, and March 31, 2020, respectively.

Table II
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2021	2020

Investment advisory and incentive fees	$61,470	$62,273
Distribution fees and other income	6,458	7,294
Total revenues	67,928	69,567

Compensation costs (a)	30,682	29,250
Management fee expense	2,517	1,665
Distribution costs	6,971	7,630
Other operating expenses	5,304	5,702
Total expenses	45,474	44,247

Operating income	22,454	25,320

Investment gain/(loss)	865	(9,693)
Interest expense	(662)	(647)
Non-operating gain/(loss)	203	(10,340)

Income before income taxes	22,657	14,980
Provision for income taxes	6,707	3,735
Net income	$15,950	$11,245

Net income:
Basic	$0.60	$0.42
Diluted	$0.59	$0.42

Weighted average shares outstanding:
Basic	26,393	26,687
Diluted	26,887	26,770

Actual shares outstanding (b)	27,392	27,705

(a) For the quarter ended March 31, 2020, compensation costs were reduced by $1,409 due to indexing of deferred compensation to the GBL stock price.
(b) Includes 1,066 and 1,041 RSA shares at March 31, 2021 and 2020, respectively.

Table III
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	March 31,	December 31,	March 31,
	2021	2020	2020

ASSETS
Cash, cash equivalents, and U.S. Treasury Bills	$118,868	$98,313	$77,834
Investments in securities	40,429	25,845	20,817
Receivable from brokers	4,344	5,833	3,808
Other receivables	27,466	34,054	24,379
Deferred tax asset and income tax receivable	9,292	9,462	11,043
Other assets	13,394	11,895	9,583
Total assets	$213,793	$185,402	$147,464

LIABILITIES AND STOCKHOLDERS' EQUITY
Payable to brokers	$132	$1	$-
Securities sold, not yet purchased	-	799	-
Income taxes payable	11,383	3,910	219
Compensation payable	29,302	21,543	21,291
Accrued expenses and other liabilities	47,080	48,023	36,413
Sub-total	87,897	74,276	57,923
5.875% Senior Notes (due June 1, 2021)	24,221	24,215	24,197
Total liabilities	112,118	98,491	82,120

Stockholders' equity (a)	101,675	86,911	65,344

Total liabilities and stockholders' equity	$213,793	$185,402	$147,464

(a) Shares outstanding of 27,392, 27,503, and 27,705, respectively.

Non-GAAP information and reconciliation:
Management believes the use of non-GAAP measures provides relevant information to allow investors to view operating trends, perform analytical comparisons and benchmark performance between periods for its core operating results. Management uses non-GAAP measures in its financial, investing and operational decision-making process, for internal reporting and as part of its forecasting and budgeting processes. GAMCO’s calculation of non-GAAP measures may not be comparable to other companies due to potential differences between companies in the method of calculation. Non-GAAP measures should not be considered a substitute for related U.S. GAAP measures.

The following table reconciles the U.S. GAAP basis amounts, as reported, to the non-GAAP measures:
	Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2021	March 31, 2020

Net income, U.S. GAAP basis	$15,950	$11,245
Impact of DCCAs on expenses and taxes (a):
Compensation costs	-	(1,409)
Provision for income taxes	-	349
Total impact of DCCAs on expenses and taxes	-	(1,060)
Net income, as adjusted	$15,950	$10,185

Per fully diluted share:
Net income, U.S. GAAP basis	$0.59	$0.42
Impact of DCCAs	$-	$(0.04)
Net income, as adjusted	$0.59	$0.38

(a) The non-GAAP adjustments relate to one DCCA.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, the effects of the Tax Cuts and Jobs Act, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that may cause our actual results to differ from our expectations include risks associated with the duration and scope of the ongoing coronavirus pandemic resulting in volatile market conditions, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations, and the ongoing impacts of the Tax Cuts and Jobs Act with respect to tax rates and the non-deductibility of certain portions of named executive officer compensation. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report on Form 10-K and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.

Gabelli Funds, LLC is a registered investment adviser with the Securities and Exchange Commission and is a wholly owned subsidiary of GAMCO Investors, Inc. (NYSE: GBL).
Investors should carefully consider the investment objectives, risks, charges and expenses of the Fund before investing. The prospectus, which contains more complete information about this and other matters, should be read carefully before investing. To obtain a prospectus, please call 800 GABELLI or visit www.gabelli.com